EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, April 24, 2018


CHICAGO, ILLINOIS - April 24, 2018 - Ellen R. Gordon, Chairman, Tootsie
Roll Industries, Inc. reported first quarter 2018 net sales and net earnings.

First quarter 2018 net sales were $100,859,000 compared to $103,425,000 in first quarter 2017, a decrease of $2,566,000 or 2%. First quarter 2018 net earnings were $8,125,000 compared to $10,051,000 in first quarter 2017, and net earnings per share were $.13 and $.15 in first quarter 2018 and 2017, respectively, a decrease of $.02 per share or 13%.

Mrs. Gordon said, "First quarter 2018 results were adversely affected by lower sales, including lower sales from foreign subsidiaries and exports, increased freight and delivery expenses which reflects higher freight rates principally due to increases in fuel costs and the continuing imbalance between supply and demand for over-the-road truck delivery, increases in both consumer and trade promotions, higher manufacturing plant overhead operating costs, and increases in employee healthcare and other benefit costs resulting from unfavorable experience and higher resulting claims costs under our self-insurance programs.

Margins were also adversely affected by additional costs and expenses relating to changes in, and start-up of new manufacturing packaging lines which are scheduled to be phased into service during the second and third quarters of 2018. The Company is continuing its investments in its plant manufacturing operations to meet new consumer and customer demands, achieve quality improvements, and increase operational efficiencies. Plant efficiencies driven by capital investments and ongoing cost containment programs mitigated some of the higher costs and expenses discussed above.

First quarter 2018 results benefited from more favorable foreign exchange and a lower U.S. federal income tax rate resulting from U.S. tax reform legislation enacted in December 2017. The Company's federal income tax rate was 21.8% in first quarter 2018 compared to 29.3% in first quarter 2017. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in first quarter 2018."









                     TOOTSIE ROLL INDUSTRIES, INC.
      CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 31, 2018 & MARCH 31, 2018

			             FIRST QUARTER ENDED
			          2018		         2017

Net Product Sales		$ 100,859,000         $ 103,425,000

Net Earnings			$  8,125,000          $  10,051,000

Net Earnings Per Share   *	      $ .13		   $ .15

Average Shares Outstanding *	   64,434,000	         65,474,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 6, 2018 and April 17, 2017.